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                            ARTICLES OF INCORPORATION
                                       OF
                            BANC ONE ABS CORPORATION

The undersigned, desiring to form a corporation for profit under the General Corporation Law of Ohio, do hereby certify that:

FIRST. The name of said corporation (hereinafter called the "Corporation") shall be Banc One ABS Corporation.

SECOND. The place in Ohio where its principal office is to be located is Columbus, Franklin County, Ohio.

THIRD. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may be formed under Sections 1701.01 through 1701.98 of the Revised Code.

FOURTH. The number of shares which the Corporation is authorized to have outstanding is five hundred (500) shares of common stock, all of which shall be without par value.

FIFTH. The amount of stated capital with which the Corporation shall begin business is Five Hundred Dollars ($500.00).

SIXTH. The Corporation may indemnify or agree to indemnify a director, officer or employee, or former director, officer or employee, or any person who is serving or has served at its request as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, decrees, fines, penalties or amounts paid in settlement in connection with the defense of any pending or threatened action, suit or proceeding, criminal or civil, to which he is or may be made a party by reason of his having been such director, officer or employee provided that such indemnification or agreement to indemnify is in accordance with such terms and requirements as are prescribed by law.

IN WITNESS WHEREOF, we, being all of the incorporators of the above named Corporation, have hereunto subscribed our names this 7th day of May, 1996.


                                       --------------------------------
                                       Charles F. Andrews


                                       --------------------------------
                                       Kenneth L. Wagner


                                       --------------------------------
                                       Bruce Rigelman
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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            BANC ONE ABS CORPORATION

FIRST. The name of said corporation (hereinafter called the "Corporation") shall be BANC ONE ABS CORPORATION.

SECOND. The place in Ohio where its principal office is to be located is Columbus, Franklin County, Ohio.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any of the following acts or activities:

            (a) to authorize, issue, sell, deliver, purchase and invest in (and enter into agreements in connection with), and/or to engage in the establishment of one or more trusts (each, a "Trust") which will issue and sell bonds, notes, debt or equity securities, obligations, and other securities and instruments (in one or more series, each of which series may consist of one or more classes) ("Securities"), which Securities will be collateralized or otherwise secured or backed by, or otherwise represent interests in, among other things, one or more pools of Receivables (as defined in Article Third (b) below) or other collateral (the Receivables and other collateral pledged as security for or otherwise supporting the Securities and the proceeds thereof are collectively referred to herein as the "Collateral"); in each case the Securities of a series which are distributed through one or more public offerings (with the exception of the Subordinated Securities (as defined in Article Third (c) below), which may or may not be rated) shall, when issued, be rated in one of the four highest rating categories by any one or more nationally recognized rating agencies;

            (b) in connection with the issuance and sale of the Securities or otherwise, to purchase or otherwise acquire, own, hold, transfer, convey, pledge, assign, sell (or otherwise dispose of), service, finance, refinance or otherwise deal in or with the Receivables (and any assets to which such Receivables relate) and related Collateral and to enter into contractual arrangements, transactions and agreements with respect to the Receivables and with the providers or obligors respecting such Collateral, including agreements with originators of Receivables, sellers or servicers of Receivables or dealers in any assets to which the Receivables relate; for purposes of these Articles of Incorporation,

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                  the term "Receivables" means the right to payment hereunder, and other rights of a holder with respect to, various promissory notes, leases, loan agreements, installment sales contracts, drafts (including bank and commercial drafts), trade documents, certificates of participation, accounts receivable, accounts, account balances, certificates of beneficial ownership, bankers' acceptances and other agreements and instruments evidencing indebtedness or payment obligations, any or all of which may be secured or unsecured, that arise in connection with one or more of the following:
                  (i) the sale or lease of automobiles, trucks or other motor vehicles, equipment, merchandise and other personal property and financings or re-financings secured thereby, (ii) credit card purchases or cash advances, (iii) the sale, licensing or other commercial provision of services, rights, intellectual properties and other intangibles, (iv) trade financing, with or without whole or partial guarantees of payment by the Export-Import Bank of the United States or any comparable domestic, foreign or international authority, (v) loans secured by first or junior mortgages on real estate, (vi) loans to employee stock ownership plans and (vii) any and all other commercial transactions and commercial, sovereign, student and consumer loans and indebtedness;

            (c) to arrange or otherwise provide for support for any series of Securities to be issued by the Corporation or any Trust by various forms of credit enhancement including collections and/or distributions on the Receivables which are to be remitted to certain accounts to be established under the indenture or participation, pooling or other similar agreements relating to such series, cash deposits, insurance policies, guaranteed investment contracts, investment agreements, guaranteed rate agreements, interest rate cap or swap agreements, currency exchange agreements, tax protection agreements, maturity liquidity facilities, letters of credit, minimum payment agreements, guarantees and other forms of credit enhancement including arrangements whereby for a given series, payments on one or more classes of Securities ("Subordinated Securities") are subordinated to, and constitute additional security for, payments due on one or more other classes of Securities in such series;

            (d) to invest certain proceeds from Receivables and related Collateral as determined by the Corporation's Board of Directors; and

            (e) to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the General Corporation Law of Ohio that are incidental to and necessary or convenient for the accomplishment of the


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                  above mentioned business and purposes.

FOURTH. The number of shares which the Corporation is authorized to have outstanding is five hundred (500) shares of common stock, all of which shall be without par value.

FIFTH. The amount of stated capital with which the Corporation shall begin business is Five Hundred Dollars ($500.00).

SIXTH.      (a)   The affairs of the Corporation shall be managed by a board of directors consisting of three members. At all times on and after the date of issuance of Securities by any Trust, there shall be at least one director of the Corporation (the
                  "Outside Director") who is not a director, officer or employee of, or direct or indirect beneficial owner of 10% or more of the voting securities of, or member of the immediate family of any such director, officer, employee or beneficial owner of the Corporation's parent, BANC ONE CORPORATION ("BANC ONE"), or any corporate affiliate of BANC ONE. Notwithstanding the foregoing, the Outside Director may be a director of one other corporation that is an affiliate of BANC ONE, provided such corporation is formed with purposes limited to those similar to the purposes of the Corporation. For the purposes of the foregoing, the "affiliate" of an entity is an entity controlling, controlled by or under common control with such entity. Should any Outside Director resign, die, become disabled or incapacitated, or be prevented from acting, the affairs of the Corporation shall and may be managed by the remaining directors, who shall promptly replace the aforementioned Outside Director with a person meeting the requirements set forth above. When voting on matters subject to the vote of the Corporation's Board of Directors, including those matters specified in this Article Sixth and in Article
                  Seventh hereof, notwithstanding that the Corporation is not then insolvent, the Outside Director shall take into account the interests of the creditors of the Corporation as well as the interests of the Corporation.

            (b) The Corporation shall maintain a principal office through which its business shall be conducted, which office may be separately denoted space at the offices of BANC ONE.

            (c) The Corporation shall maintain corporate records and books of account and shall not commingle its corporate records and books of account with the corporate records and books of account of BANC ONE.

            (d) The Board of Directors of the Corporation shall hold appropriate meetings to


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                  authorize all of its corporate actions. Regular meetings of the Board of Directors shall be held not less frequently than three times per annum.

            (e) The funds and other assets of the Corporation shall not be commingled with those of any other corporation.

            (f) The Corporation shall pay its own expenses and shall not hold itself out as being liable for the debts of any other party.

            (g) The Corporation shall not form, or cause to be formed, any subsidiaries.

            (h) The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned.

            (I) Meetings of the shareholders of the Corporation shall be held not less frequently than one time per annum.

            (j) The Corporation shall operate in such a manner that it would not be substantively consolidated in the trust estate of any other entity.

SEVENTH. Notwithstanding any other provision of these Articles of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not do any of the following:

            (a)   dissolve or liquidate, in whole or in part;

            (b) merge or consolidate with any other corporation other than a corporation wholly owned, directly or indirectly, by any entity owning 100% of the stock of the Corporation and having articles of incorporation containing provisions identical to the provisions of Articles Third and Sixth and this Article Seventh;

            (c) without the approval of the Outside Director, institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy laws, or consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, conservator, sequestrator (or other similar official) of the Corporation or of any substantial part of the Corporation's property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action; or


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            (d)   amend these Articles of Incorporation to alter in any manner or delete Article Third or this Article Seventh or, without the consent of Moody's Investors Service, Inc. and Standard & Poor's, a Division of The McGraw-Hill Companies, or their respective successors, Article Sixth.

EIGHTH. These Amended and Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation as heretofore amended.


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